General Steel Reports Second Quarter 2011 Results

Company Achieves Record Revenue of approximately $1 Billion, Up approximately 100%
Year-over-Year

BEIJING — August 15, 2011 — General Steel Holdings, Inc. ("General Steel" or "the Company") (NYSE: GSI), one of China's leading non-state-owned producers of steel products and aggregators of domestic steel companies, today announced its financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Financial Highlights

•	Revenue increased approximately 100% year-over-year to approximately $1 billion in the second quarter of 2011, from $502 million in the second quarter of 2010.
•	Second quarter 2011 sales volume totaled approximately 1.8 million metric tons, compared with 1.0 million metric tons in the second quarter of 2010.
•	Gross profit increased by approximately 280% year-over-year to approximately $28 million, or 2.7% of revenue, up from $7 million, or 1.5% of revenue in the second quarter of 2010.
•	Operating income for the quarter was approximately $6 million, compared with an operating loss of $(6.3) million in the second quarter of 2010.
•
Net loss attributable to the Company was approximately $(1.5) million, or $(0.03) per diluted share based on 55.2 million weighted average shares outstanding, compared with a net loss of $(2.1) million, or $(0.04) per diluted share based on 52.1 million weighted average shares outstanding in the second quarter of 2010.

•	As of June 30, 2011, the Company had cash and restricted cash of approximately $262 million and total stockholders’ equity of approximately $102 million.

Financial Highlights for the Six Months Ended June 30, 2011

•	Revenue increased approximately 84% year-over-year to approximately $2 billion, from $1 billion in the same period in 2010.
•	Sales volume for the first six months of 2011 totaled approximately 3 million metric tons, compared with 2 metric tons for the same period in 2010.
•	Gross profit was approximately $56 million, or approximately 3% of revenue, compared with $13 million, or 1.4% of revenue for the same period in 2010.
•	Operating income totaled approximately $20 million, compared with an operating loss of $(13) million for the same period in 2010.
•
Net income attributable to the Company was approximately $1.1 million, or approximately $0.02 per diluted share, based on 55.0 million weighted average shares outstanding, compared with a net loss of $(7.6) million, or $(0.15) per diluted share, based on 51.9 million weighted average shares outstanding in the first six months in 2010.

General Steel Holdings, Inc.

Second Quarter 2011 and Recent Business Highlights

•
The Company signed a 20-year unified management agreement with Shaanxi Coal and Chemical Industry Group Co., Ltd. ("Shaanxi Coal") and Shaanxi Iron and Steel Group Co., Ltd ("Shaanxi Steel") for the Company’s Longmen Joint Venture Operations, pursuant to which Shaanxi Steel constructed two 1,280 cubic meter blast furnaces, two 120 metric ton converters and one 400 square meter sintering machine. The new equipment installed in conjunction with this agreement added three million metric tons of crude steel production capacity at the Longmen Joint Venture, increasing annual capacity to seven million metric tons.

•
In May 2011, the Company completed its initial buyback of one million shares under a share repurchase program and received Board approval for a subsequent one million share under the repurchase program, which commenced on June 1, 2011. As of August 14, 2011, the Company had purchased 1,090,978 shares of common stock in open market transactions at an average price of $2.56 per share under the Share Repurchase Program since its inception in December 2010.

•
In July 2011, the Company completed the installation and initiated test production on a 1,000,000 metric ton capacity high-speed wire production line, which was transferred from GSI’s Maoming facility to Longmen Joint Venture in December 2010. A 1.2 million metric ton capacity rebar production line, which was also transferred from the Maoming facility to Longmen Joint Venture, has been engaged in trial production beginning in November 2010. The strategic reallocation of these resources is aimed at reducing manufacturing costs through improved operational and energy efficiency and more efficient utilization of crude steel output.

“The second quarter of 2011 was one in which we had a number of milestone achievements, including our first-ever quarter of over $1 billion in revenue, significant expansion of our crude steel production capacity and ongoing efficiency improvements, all of which position the Company well for continued success going forward,” said General Steel Chairman and Chief Executive Officer Mr. Henry Yu. “Although our bottom line was negative primarily due to commencement of the operation of new equipment at Longmen Joint Venture and increased operating expenses associated with the overall expansion of our business, we view these as strategic investments that will bear significant fruit over the long-term. As the operating efficiency of this equipment continues to improve and we continue executing on our initiatives to improve raw material sourcing and energy efficiency, we are confident in the Company’s ability to improve margins and generate sustainable profitability going forward.”

“Demand in China for construction-grade steel was strong throughout the second quarter, and has remained solid into the early part of the third quarter. In addition to continued investment in infrastructure and transportation, the government has made the construction of low-income housing a high priority, with the goal of building 10 million state-subsidized housing units this year. As the largest rebar provider in the Shaanxi region, with annual capacity of seven million metric tons of crude steel, we believe these initiatives will support stable demand for our products, and enable GSI to increase our share in these and other end markets.” Mr. Yu concluded.

Second Quarter 2011 Financial Results

Revenues for the second quarter of 2011 increased approximately 100% year-over-year to approximately $1 billion, compared with $502 million in the second quarter of 2010. The increase is related to increases in production volume and average selling prices of the Company’s products. Total sales volume in the second quarter of 2011 was approximately 1.8 million metric tons, compared with 1 million in the second quarter of 2010.

Cost of sales for the quarter was approximately $1 billion, compared with $494 million in the second quarter of 2010. The year-over-year increase in cost of sales was primarily related to increased sales and raw material prices, increased depreciation associated with the new equipment at Longmen Joint Venture and sub-optimal operating efficiency on the newly installed equipment.

General Steel Holdings, Inc.

Gross profit for the quarter increased approximately 280% to approximately $28 million, or approximately 2.7% of sales, compared with $7 million, or 1.5% of sales in the second quarter of 2010, and $28 million, or 4.0% of sales in the first quarter of 2011.

Selling, general and administrative expenses for the second quarter of 2011 increased approximately 50% to approximately $22 million, compared to $14 million in the second quarter of 2010. The increase in selling, general and administrative expenses was in line with the expansion of the Company’s operations and revenue growth.

Net loss attributable to General Steel for the second quarter of 2011 was approximately $(1.5) million, or approximately $(0.03) per diluted share, based on 55.2 million weighted average shares outstanding. This compares to a net loss of $(2.1) million, or $(0.04) per diluted share, based on 52.1 million weighted average shares outstanding in the second quarter of 2010.

Balance Sheet

As of June 30, 2011, General Steel had cash and restricted cash of approximately $262 million, compared to $263.1 million as of December 31, 2010. The Company had an inventory balance of approximately $514 million as of June 30, 2011 compared to $476 million as of December 31, 2010. The increase in inventories during 2011 was primarily related to the stockpile of raw material inventory in order to utilize increased crude steel capacity at the Longmen Joint Venture and the climbing raw material purchase cost in the first half of 2011. As of June 30, 2011, the Company had total liabilities of approximately $2 billion..

Conference Call and Webcast:

General Steel management will hold an earnings conference call at 8:00 a.m. U.S. Eastern Time on August 15, 2011 (8:00 p.m. Beijing/Hong Kong Time) to discuss the results and answer investors’ questions.

Interested investors may access the call by dialing 1-800-860-2442 toll free in the U.S. or 1-412-858-4600 from outside the U.S.

Additionally, a live and archived webcast of this call will be available on the Investor Relations section of General Steel's website at www.gshi-steel.com, or www.mzcan.com/us/GSI/irwebsite/index.php?mod=event.

About General Steel Holdings, Inc.

General Steel Holdings, Inc., (NYSE: GSI), headquartered in Beijing, China, operates a diverse portfolio of Chinese steel companies. With 7 million metric tons of crude steel production capacity, its companies serve various industries and produce a variety of steel products including rebar, high-speed wire and spiral-weld pipe. General Steel Holdings, Inc. has steel operations in Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region and Tianjin municipality. For more information, please visit www.gshi-steel.com.

To be added to General Steel’s email list to receive Company news, please send your request to generalsteel@tpg-ir.com.

General Steel Holdings, Inc.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether the Company is able to manage its planned growth efficiently and operate profitable operations, including whether its management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities; (c) whether the Company is able to generate sufficient revenues or obtain financing to sustain and grow its operations; (d) whether the Company is able to successfully fulfill our primary requirements for cash; and (e) other risks, including those disclosed in the Company's Form 10-K, filed with the SEC.  Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

Contact Us

In China:

Jenny Wang
General Steel Holdings, Inc.
Tel: +86-10-5879-7346
Email: jenny.wang@gshi-steel.com

or

Wendy Sun
The Piacente Group, Inc.
Investor Relations
Tel: +86 10-6590-7991
Email: generalsteel@tpg-ir.com

In the US:

Brandi Floberg or Lee Roth
The Piacente Group, Inc.
Investor Relations .
Tel: (212) 481-2050
Email: generalsteel@tpg-ir.com